Exhibit 1.01

Section 1 - Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

For the calendar year 2016, we assessed whether any conflict minerals, as defined in Item 1.01(d)(3) of Form SD, were necessary to the functionality or production of a product we manufactured or contracted to be manufactured.  We determined that certain conflict minerals were necessary to the functionality of products we manufactured.

Accordingly, we conducted in good faith a reasonable country of origin inquiry regarding the conflict minerals in our products for the calendar year 2016.  We designed our inquiry to determine whether such conflict minerals originated in the Democratic Republic of the Congo or an adjoining country, as defined in Item 1.01(d)(1) of Form SD, or were from recycled or scrap sources, as defined in Item 1.01(d)(6) of Form SD.  We contacted by telephone each of the four vendors we identified as providing parts to us that could contain conflict minerals and we received written responses from each.  A summary of the responses is as follows.

Category of Description of the Certification Regarding the Vendor’s Provided Products	No. of Vendors Responding by Category	Percentage of Vendors Responding by Category

Contained no amount of conflict minerals	2	50%

Contained some amount of conflict mineral(s) but all such conflict mineral(s) came from recycled or scrap sources	--	--

Contained some amount (including de minimis amounts) of one or more conflict mineral(s), but such conflict mineral(s) did not originate in the Democratic Republic of the Congo or an adjoining country	2	50%

Contained some amount (including de minimis amounts) of one or more conflict mineral(s), with such conflict mineral(s) originating or possibly originating in the Democratic Republic of the Congo or an adjoining country	--	--

Based on our good faith, reasonable country of origin inquiry, we do not know or have reason to believe that the conflict minerals in our products have originated from the Democratic Republic of the Congo or an adjoining country.

This Conflicts Minerals Disclosure is also posted on our website at http://www.gbscience.com/investors.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 30, 2017

GREAT BASIN SCIENTIFIC, INC.

By: /s/ Jeffrey A. Rona

     Jeffrey A. Rona

      Chief Financial Officer